EXHIBIT 11.1

                           CARRIAGE SERVICES, INC.
                      COMPUTATION OF PER SHARE EARNINGS
             (UNAUDITED AND IN THOUSANDS, EXCEPT PER SHARE DATA)


    Earnings per share for the three and nine month periods ended September 30, 1997 and 1996 is calculated based on the weighted average number of common and common equivalent shares outstanding during the period as proscribed by APB 15. Earnings (loss) per common and common equivalent share for the three and nine month periods ending September 30, 1996 and 1997 was as follows:

                                                                          Three months                            Nine months
                                                                      ended September 30,                    ended September 30,
                                                                    --------------------------           ---------------------------
                                                                     1996               1997              1996               1997
                                                                    -------           --------           -------           --------
Income (loss) before extraordinary item ..................          $  (414)          $    347           $(1,075)          $  3,661
Extraordinary item .......................................             (498)              (195)             (498)              (195)
                                                                                      --------           -------           --------
Net income (loss) ........................................             (912)               152            (1,573)             3,466
Series D preferred stock dividends
(a) ......................................................              250                 29               351                239
                                                                    -------           --------           -------           --------
Net income (loss) attributable to
  common Stockholders ....................................          $(1,162)          $    123           $(1,924)          $  3,227
                                                                    =======           ========           =======           ========
Common shares outstanding ................................            5,920             10,546             3,662             10,039
Common equivalent shares:
     Stock options, treasury stock
     method ..............................................             --                  295              --                  283
     Assumed conversion of
     preferred stock .....................................             --                  913              --                1,002
                                                                    -------           --------           -------           --------
Total weighted average number of
     common and common equivalent
     shares outstanding ..................................            5,920             11,754             3,662             11,325
                                                                    =======           ========           =======           ========

NET INCOME (LOSS) PER SHARE:
     Net income (loss) per common
     and common equivalent share before
     extraordinary item attributable to
     common shareholders .................................          $  (.11)          $    .03           $  (.39)          $    .31
     Extraordinary item per share ........................          $  (.09)          $   (.02)          $  (.14)          $   (.02)
                                                                    -------           --------           -------           --------
     Net income (loss) per common
         and common equivalent share
         attributable to common
         shareholders ....................................          $  (.20)          $    .01           $  (.53)          $    .29
                                                                    =======           ========           =======           ========

   (a) The Company's Series F Preferred Stock is considered a common stock equivalent for purposes of computing earnings per share. Therefore, the dividends applicable to the Series F Preferred Stock are not reflected in the net income (loss) attributable to common stockholders.